UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                        -------------------------------


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                Pacific CMA, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



               Delaware                                  84-1475073
----------------------------------------    ------------------------------------
(State of Incorporation or Organization)    (IRS Employer Identification Number)



1350 Avenue of the Americas, Suite 3100, New York, NY                10019
-----------------------------------------------------             ----------
(Address of Principal Executive Offices)                          (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                             Name of Each Exchange on
to be so Registered                       Which Each Class is to be Registered
-------------------                       ------------------------------------

Common Stock, par value $.001 per share         American Stock Exchange


Securities to be Registered pursuant to Section 12(g) of the Act:


Title of Each Class                             Name of Each Exchange on
to be so Registered                       Which each Class is to be Registered
-------------------                       ------------------------------------

       None                                     None



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Introduction

         On March 23, 2004, at a special meeting of shareholders, the shareholders of Pacific CMA, Inc., a Colorado corporation ("Pacific-Colorado"), and Pacific-Colorado itself as the sole stockholder of Pacific CMA, Inc., a Delaware corporation by written consent, approved a Plan of Merger and Reorganization with Pacific CMA, Inc., the Delaware corporation (the "Plan"). The purpose of the Plan was to effect the change of the state of incorporation of the Registrant from Colorado to Delaware.

         The corporation is to be effected by merging Pacific-Colorado, with and into Pacific CMA, Inc., a Delaware corporation ("Pacific-Delaware"), formed by Pacific-Colorado in accordance with the terms of the Plan.

         Upon the effective date of the merger, each outstanding share of Pacific-Colorado's Common Stock will be automatically exchanged for one share of the Common Stock of Pacific-Delaware. Pacific-Colorado will cease to exist as a Colorado corporation, and Pacific-Delaware will be the continuing or surviving corporation of the reincorporation. Thus, Pacific-Delaware will succeed to all Pacific-Colorado's business and operations, own all of Pacific-Colorado's assets and other properties and will assume and become responsible for all of Pacific-Colorado's liabilities and obligations. The reincorporation, therefore, will not involve any change in our business, properties or Registrant's management.

         Pacific-Colorado's Certificate of Incorporation authorizes 100,000,000 shares of Common Stock (no par value), of which 25,675,590 shares of Common Stock are issued and outstanding and 10,000,000 shares of preferred stock (no par value), of which none are outstanding. Pacific-Delaware's Certificate of Incorporation authorizes 100,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. No shares of any capital stock will be issued by Pacific-Delaware in connection with the reincorporation, other than the shares of Pacific-Delaware's Common Stock to be exchanged for Pacific-Colorado's outstanding Common Stock and the issuance of options, warrants, rights, etc. in exchange for any then outstanding options, warrants, rights, etc.

         In addition, each outstanding option, right or warrant to acquire shares of Pacific-Colorado's Common Stock outstanding will be converted into an option, right or warrant to acquire the same number of shares of Pacific-Delaware's Common Stock.

         Certificates of Merger and related documents are to be filed with the required authorities in the states of Colorado and Delaware and the following description of Pacific-Delaware's securities gives effect to said filings and the merger:


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Common Stock

         The Registrant is authorized to issue up to 100,000,000 shares of Common Stock, $.001 par value per share, 25,675,590 of which are issued and outstanding as of the date of this filing. The holders of shares of the Registrant's Common Stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefor.

         Subject to the rights that may be designated by the Board of Directors to the holders of any shares of Preferred Stock, the holders of the Common Stock have voting rights, one vote for each share held of record, and are entitled upon liquidation of the Registrant to share ratably in the net assets of the Registrant available for distribution. Shares of the Registrant's Common Stock do not have cumulative voting rights. Therefore, the holders of a majority of the shares of Common Stock may elect all of the directors of the Registrant and control its affairs and day-to-day operations. The shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of the Registrant's Common Stock are fully paid and non-assessable.

Preferred Stock

         The Registrant is authorized to issue 10,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). The Board of Directors of the Registrant, without further stockholder action, may issue shares of Preferred Stock in any number of series and may establish as to each such series the designation and number of shares to be issued and the relative rights and preferences of the shares of each series, including provisions regarding voting powers, redemption, dividend rights, rights upon liquidation and conversion rights. The issuance of shares of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock by, among other matters, establishing preferential dividends, liquidation rights and voting power. The Registrant has not issued any shares of Preferred Stock and has no present intention to issue shares of Preferred Stock. The issuance thereof could discourage or defeat efforts to acquire control of the Registrant through acquisition of shares of Common Stock.

ITEM 2  EXHIBITS FILED HEREWITH.

         3.1. Articles of Incorporation of Pacific CMA, Inc. (Delaware).

         3.2. By-Laws of Pacific CMA, Inc. (Delaware).

         3.3. Agreement and Plan of Merger by and between Pacific CMA, Inc., a Colorado corporation, and Pacific CMA, Inc., a Delaware corporation.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                           PACIFIC CMA, INC.


                                           By: /s/ Henrik M. Christensen
                                               -----------------------------
                                               Henrik M. Christensen
                                               Executive Vice President


Dated:  March 24, 2004



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